Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-187664 and 333-179471) of Williams Partners L.P. and in the related prospectuses and in the Registration Statement on Form S-8 (No. 333-128881) pertaining to the Williams Partners GP LLC Long-Term Incentive Plan of our reports dated February 26, 2014, with respect to the consolidated financial statements of Williams Partners L.P., and the effectiveness of internal control over financial reporting of Williams Partners L.P., included in this Annual Report (Form 10‑K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
February 26, 2014